Exhibit 2.3

CERTIFICATE OF CONVERSION OF ENGAGESMART, LLC, A DELAWARE LIMITED LIABILITY COMPANY TO ENGAGESMART, INC., A DELAWARE CORPORATION

This Certificate of Conversion to Corporation, dated as of [ 🌑 ], 2021 is being duly executed and filed by EngageSmart, LLC, a Delaware limited liability company (the “Company”), to convert the LLC to EngageSmart, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1.	The jurisdiction in which the Company was first formed is Delaware.

2.	The jurisdiction of the Company immediately prior to filing this Certificate of Conversion from a limited liability company to a corporation (this “Certificate”) was Delaware.

3.	The Company filed its original certificate of formation with the Secretary of State of the State of Delaware and was first formed on December 7, 2018 in the State of Delaware.

4.	The name and type of entity of the Company immediately prior to the filing of this Certificate was EngageSmart, LLC, a Delaware limited liability company.

5.

The name of the Corporation as set forth in the certificate of incorporation of the corporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is EngageSmart, Inc.

6.

The conversion of the Company to the Corporation shall be effective upon the filing of this Certificate of Conversion to Corporation and a certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion from a Limited Liability Company to a Corporation dated as of [ 🌑 ], 2021.

ENGAGESMART, LLC

By:
Name:
Title: